Sommer & Barnard, PC
                       4000 Bank One Tower
                       111 Monument Circle
                   Indianapolis, Indiana  46204
                      Phone:  (317) 630-4000
                       Fax:  (317) 236-9802


                          July 19, 1999



Board of Directors
Saks Incorporated
750 Lakeshore Parkway
Birmingham, Alabama 35211

     RE:  Registration Statement on Form S-8 of Saks Incorporated

Gentlemen:

     We have acted as counsel to Saks Incorporated ("Saks") in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 the "Registration Statement") which covers the registration under the Securities Act of 1933 of 4,000,000 shares of Saks common stock, $.10 par value (the "Registered Shares") to be offered orsold pursuant to the Saks Incoporated 1997 Stock-Based Incentive Plan (the "Plan").

     In that capacity, and for purposes of giving the opinion set forth in this letter, we have examined and reviewed the instruments, documents, statements and records of Saks we deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

     Based on the foregoing, and such other matters as we deem appropriate, we hereby advise you that we are of the opinion that, when issued and delivered by Saks in accordance with the Plan, the Registered Shares will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the reference to this firm under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement and to the inclusion of this opinion as
Exhibit 5.1 to the Registration Statement.

                                   Respectfully,

                                   SOMMER & BARNARD, PC


                                   /s/ Sommer & Barnard, PC


PLM/